1 TIME-VESTED RESTRICTED STOCK UNIT AGREEMENT This TIME-VESTED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of /$GrantDate$/ (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and /$ParticipantName$/ (the “Participant”). This Agreement evidences an Award being granted to the Participant under the Zebra Technologies Corporation 2026 Long-Term Incentive Plan (the “Plan”) in the form of time-vested restricted stock units (“RSUs”). Capitalized terms used in this Agreement without definitions shall have the meanings ascribed to such terms in the Plan. 1. Grant. (a) Grant. Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date /$GrantTxt$/ RSUs, each of which represents the right to receive, subject to the vesting provisions below, one Share. This Agreement shall be null and void unless the Participant accepts this Agreement through the Company’s electronic delivery and acceptance process operated by Merrill not later than /$AcceptByDate$/. (b) Non-transferability. Except as otherwise permitted under the Plan or this Agreement, the RSUs granted hereunder shall be non-transferable by the Participant. 2. Vesting. (a) General Vesting Rule. Subject to Section 2(b) below, the RSUs shall become vested and non-forfeitable over the three year period following the Grant Date (the “Vesting Period”), at a rate of one-third (1/3) of the RSUs on the first, second and third anniversary of the Grant Date, provided that the Participant is then employed by the Company or one of its Subsidiaries. RSUs vesting on the first two (2) anniversaries of the Grant Date shall be settled in whole Shares rounded down to the nearest whole Share, and any RSUs vesting on the third anniversary of the Grant Date shall be settled in whole Shares rounded down to the nearest whole Share. For the avoidance of doubt, the Participant shall have no beneficial interest or ownership in the vested Shares until the issuance or delivery of Shares to the Participant in settlement of the RSUs, and all restrictions applying to the award pursuant to this Agreement and/or the Plan shall continue until the delivery of the Shares to the Participant. (b) Additional Vesting Rules. Notwithstanding Section 2(a), the RSUs shall be subject to the following additional vesting rules in the following circumstances: (i) Death or Disability. If the Participant terminates employment with the Company and/or any Subsidiary due to death or Disability, any unvested portion of the RSUs as of the effective date of the Participant’s termination of employment shall immediately become fully vested. (ii) Retirement. In the event of the Participant’s Retirement, any unvested portion of the RSUs shall continue to vest in accordance with the normal vesting schedule set forth in Section 2(a) of this Agreement. For purposes of this Agreement, “Retirement” means the Participant’s termination of employment following (x) at least six (6) months’

2 advance written notice to the Company and/or any Subsidiary and (y) the Participant meeting or exceeding the requirements for Rule of 65; provided, however that continued vesting under this Section 2(b)(ii) shall not apply if grounds to terminate the Participant’s employment for Cause existed at the time of termination (as determined by the Company in its sole discretion, whether such grounds are discovered at the time of or following the Participant’s termination of employment). The “Rule of 65” means the sum of the Participant’s age and years of continuous service with the Company (including its predecessors) equals or exceeds 65, provided that the Participant must meet both a minimum age of 55 and a minimum of five (5) years of continuous service. Only full years of age and completed months of service shall be counted towards meeting the Rule of 65. (iii) Termination by the Company or any Subsidiary other than for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated by the Company and/or any Subsidiary other than for Cause prior to satisfying the age and service requirements for the Rule of 65 set forth in Section 2(b)(ii), a pro-rata share of the RSUs shall become vested and non-forfeitable, subject to, at the Company’s discretion, the Participant’s delivery and the effectiveness of a general release of all claims that Participant may have against the Company and/or any Subsidiary or persons affiliated with the Company and/or any Subsidiary in the form prescribed by the Company. The pro- rata share equals (A) the total number of RSUs multiplied by a fraction, the numerator of which is the number of days from but excluding the Grant Date and to and including the effective date of the Participant’s termination of employment, and the denominator of which is 1,095 (but in no event can the fraction exceed 1.0), less (B) the RSUs that previously vested under Section 2(a) before employment termination. If the Participant satisfies the Rule of 65 requirements at the time of the Participant’s termination by the Company and/or any Subsidiary other than for Cause but not the notice requirement, the Participant’s vesting level shall be determined in accordance with Section 2(b)(ii) of this Agreement. (iv) Termination for Cause; Other Termination of Employment. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason other than as provided in Section 2(b)(i), (ii) or (iii), including for Cause, any unvested RSUs as of the effective date of the Participant’s termination of employment shall immediately be forfeited without the requirement of any action by the Company. (v) Participants Outside the United States. For purposes of this Agreement, if the Participant is employed or providing services outside the United States, the date the Participant’s employment with the Company and/or any Subsidiary is terminated shall mean the date the Participant is no longer actively providing services to the Company or the Subsidiary employing the Participant (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction in which the Participant is employed or providing services or the terms of the Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Agreement or by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the

3 jurisdiction in which the Participant is employed or providing service or the terms of the Participant’s employment agreement, if any). The Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this Agreement (including whether the Participant may still be considered to be providing services while on a leave of absence). (vi) Breach of Restrictive Covenants. Notwithstanding anything to the contrary in this Section 2(b), if the Participant at any time breaches any of the Restrictive Covenants (as defined in Section 6), including after employment termination, then the RSUs, whether previously vested or not, shall immediately be forfeited. 3. Settlement; Issuance of Shares. (a) No Shares shall be issued to the Participant with respect to an RSU under this Agreement until it has become vested under Section 2 above. (i) The Company shall issue a Share within 60 days after an RSU becomes vested on a Participant’s regularly scheduled vesting date under Section 2(a). (ii) If a Participant terminates employment before the Participant’s regularly scheduled vesting date due to death and becomes entitled to accelerated vesting of RSUs under Section 2(b)(i), then the Company shall issue a Share with respect to each such RSU within 60 days after the Participant’s termination due to death. (iii) If a Participant terminates employment before the Participant’s regularly scheduled vesting date and becomes entitled to accelerated vesting of RSUs under either Section 2(b)(i) (in the case of termination due to Disability), Section 2(b)(iii) or Section 5(a), then the Company shall issue a Share with respect to each such RSU within 60 days after such termination of employment, as applicable; provided, however, if the RSUs are “nonqualified deferred compensation” subject to Section 409A, and the Participant would satisfy the age and service requirements for Rule of 65 during the Vesting Period and, in the case of Section 5(a), the Change in Control is not a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Treas. Reg. Section 1.409A-3(i)(5), then the RSUs shall vest in accordance with Sections 2(b)(i), Section 2(b)(iii) or Section 5(a), as applicable, and shall be settled in accordance with the vesting schedule under Section 2(a) to the extent required to comply with Section 409A. (iv) If a Participant terminates employment before a Participant’s regularly scheduled vesting date and becomes entitled to continued vesting of RSUs as described in Section 2(b)(ii), then the Company shall issue a Share with respect to each such RSU at the same time (on the regularly scheduled vesting dates under Section 2(a)) as if the Participant had continued employment with the Company and its Subsidiaries; provided, however, that the Company shall issue any such Shares as provided for in Section 3(a)(iii) above if any such employment termination as described in Section 2(b)(ii) occurs on or within the one (1)-year period following a Change in Control that is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a

4 substantial portion of the assets of a corporation” within the meaning of Treas. Reg. Section 1.409A-3(i)(5). Issuance of Shares under vested RSUs shall in all events be subject to accelerated payment under Section 5(b) below and the requirements under Section 8 below. All earned and vested RSUs shall be settled solely with Shares, and not cash, notwithstanding anything to the contrary in the Plan. The Company will not deliver any fractional Shares. (b) When Shares are delivered under Section 3(a) above, the Company shall make a cash payment equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to the Participant during the period commencing on the Grant Date and prior to the settlement of the RSUs in respect of the Shares that are being delivered under Section 3(a) had such Shares been issued to the Participant on the Grant Date, without interest, to the extent the Company has declared a dividend during such period. To the extent that the RSUs are forfeited prior to vesting, the right to receive such cash payments under this Section 3(b) shall also be forfeited. (c) Notwithstanding the foregoing, if the Participant is a resident or employed outside of the United States, the Company, in its sole discretion, may settle the RSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under applicable law; (ii) would require the Participant, the Company or any Subsidiary to obtain the approval of any governmental and/or regulatory body in the Participant’s country; (iii) would result in adverse tax consequences for the Participant, the Company or a Subsidiary; or (iv) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the RSUs in the form of Shares but require the Participant to sell such Shares immediately or within a specified period following the Participant’s termination of employment (in which case, this Agreement shall give the Company authority to issue sales instructions on the Participant’s behalf). 4. Payment of Taxes. Notwithstanding any other provision of this Agreement: (a) The provisions of Section 10.12 of the Plan are incorporated herein by reference and made a part hereof. The Participant acknowledges that he or she may be required to pay to the Company or, if different, the Subsidiary that employs the Participant (the “Employer”), and that the Company, the Employer, or any Subsidiary has the right and is hereby authorized to withhold from any compensation or other amount owing to the Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Company or the Employer as a result of the Participant’s participation in the Plan but are deemed by the Company or the Employer to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company and/or the Employer to satisfy all obligations for the payment of such Tax-Related Items. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting and/or settlement of the RSUs and the subsequent sale of Shares acquired upon settlement of the vested RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability

5 for Tax-Related Items or achieve a particular tax result. Further, if the Participant is subject to Tax- Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction. (b) The Company and/or the Employer shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under the RSUs in satisfaction of any applicable withholding tax obligations, unless the Company’s Chief People Officer permits the Participant to elect to satisfy such obligations by: (i) cash, wire transfer of immediately available funds or check; or (ii) if approved by the Committee, by delivery of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company and/or the Employer with respect to Shares then issuable upon vesting of the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company and/or the Employer in satisfaction of the aggregate applicable withholding tax obligations; provided that payment of such proceeds is then made to the Company and/or the Employer upon settlement of such sale in satisfaction of the applicable withholding tax obligations, the number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the RSUs, no greater than the aggregate amount of such obligations based on the minimum individual statutory withholding rates (or, if permitted by the Committee, based on a higher withholding rate not to exceed the maximum statutory withholding rate) in the Participant’s applicable jurisdictions for U.S. federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. Notwithstanding the foregoing, the Participant authorizes the Company and/or the Employer to satisfy the applicable withholding tax obligations from proceeds of the sale of Shares issuable under the RSUs through a mandatory sale arranged by the Company and/or the Employer (on the Participant’s behalf pursuant to this authorization). If the obligation for Tax- Related Items is satisfied by withholding in Shares, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant acknowledges that, regardless of any action taken by the Company, the Employer, or any Subsidiary, the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. (c) Notwithstanding any other provision of this Agreement, the Company and/or the Employer shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to, or to cause any such Shares to be held in book-entry form by, the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid the Tax-Related Items resulting from the grant, vesting or settlement of the RSUs or any other taxable event related to the RSUs. 5. Change in Control. The following provisions shall apply in the event of a Change in Control notwithstanding any provision to the contrary in Section 2 or Section 3 of this Agreement, and in all events subject to the restrictions in Section 8 below. (a) All RSUs shall become immediately vested if the Participant’s employment is terminated by the Participant for Good Reason or by the Company or any Subsidiary without Cause

6 on or within one (1) year after certain Change in Control transactions under the circumstances set forth in Section 10.9(a) of the Plan, as in effect on the date hereof. The vesting rules under this Section 5(a), and not Section 2(b)(ii) or Section 2(b)(iii), shall apply in the event that a Participant has met the Rule of 65 at the time of any such termination of employment. (b) All RSUs shall become immediately vested if this Award is terminated on or after certain Change in Control transactions under the circumstances set forth in Section 10.9(b) of the Plan, as in effect on the date hereof. In the event that any Change in Control described in Section 10.9(b) is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Treas. Reg. Section 1.409A-3(i)(5), payment with respect to any vested RSUs under this Section 5(b) shall be made within ten (10) days after any such Change in Control to the extent permitted under Section 409A. A Change in Control described under this Section 5(b) that does not qualify for accelerated payment under the immediately preceding sentence or to the extent such accelerated payment would otherwise be subject to additional taxes under Section 409A shall be payable at the same time as is applicable to employees who continue employment with the Company or its Subsidiaries as described in Section 2(a) above, subject to accelerated settlement in the event of the Participant’s death or termination of employment unless such Participant would satisfy the age and service requirements for Rule of 65 during the Vesting Period. 6. Confidentiality, Non-Solicitation and Non-Compete. The Participant agrees, understands, and acknowledges that by executing this Agreement, the Participant shall be bound by, and shall abide by the restrictive covenants set forth in Appendix A of this Agreement (the “Restrictive Covenants”). The Participant further agrees, understands and acknowledges that the scope and duration of the Restrictive Covenants contained in this Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Subsidiaries, and that the Company, in its sole discretion, may require the Participant, as a condition to lapsing any restrictions on the RSUs, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6. Notwithstanding the foregoing, this Section 6 only applies to the extent permissible by applicable law or regulation. For Participants in the U.S., please refer to Exhibit 1 to Appendix A for further details. 7. Right of Setoff; Recoupment. (a) Right of Setoff. The Company or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Section 409A, deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with this Agreement, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any RSUs granted hereunder, the Participant agrees to any deduction or setoff under this Section 7(a).

7 (b) Termination of this Agreement; Recoupment. This Agreement shall terminate automatically and be subject to clawback and recoupment on the date the Participant violates a Restrictive Covenant or commits an act of theft, embezzlement of funds or fraud involving money or property of the Company or any Subsidiary. Any outstanding RSUs, whether vested or unvested, shall terminate automatically as of the date of such violation of a Restrictive Covenant or commission of an act of theft, embezzlement or fraud and the Participant shall forfeit such RSUs. With respect to any RSUs that vested within the one (1) year period prior to the date of such violation of any Restrictive Covenant or commission of an act of theft, embezzlement or fraud, the Participant shall pay the Company, within 45 calendar days of receipt by the Participant of a written demand therefor, or pursuant to such other time frame as the Company, in its sole discretion, agrees to in writing with the Participant, an amount in cash determined by multiplying the number of such RSUs by the Fair Market Value of a Share on the date of such vesting. To the extent Participant does not pay within such 45 calendar day period, Participant shall pay to the Company interest on all unpaid amounts at the lower of 18% per year or the highest rate allowed by applicable law, which interest shall become immediately due and payable. (c) Injunctive Action. The Participant acknowledges that if he or she violates the terms of Sections 6 or 7, the injury that would be suffered by the Company and/or a Subsidiary as a result of a breach of the provisions of this Agreement (including any Restrictive Covenant described in Section 6 or provision of Section 7(b)) would be irreparable and that an award of monetary damages to the Company and/or a Subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a Subsidiary will have the right, in addition to any other rights it may have, including the right to forfeiture and clawback under this Agreement, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company and/or a Subsidiary will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Subsidiary’s rights under this Section 7 or any other remedies of the Company or a Subsidiary, if the Participant breaches any Restrictive Covenant described in Section 6 or the provisions of Section 7(b), the Company will have the right to cancel this Agreement. (d) Attorneys’ Fees. In addition to the rights available to the Company and its Subsidiaries under Sections 7(b) and (c), if the Participant violates the terms of Sections 6 or 7 at any time, the Company or Subsidiary shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company or any Subsidiary in enforcing the Company’s or a Subsidiary’s rights under this Section 7. In addition to any injunctive relief sought under Section 7(c), and whether or not the Company or any Subsidiary elects to make any set-off in whole or in part, if the Company or any Subsidiary does not recover by means of set-off the full amount the Participant owes to the Company or any Subsidiary, calculated as set forth in this Section 7(d), the Participant agrees to immediately pay the unpaid balance to the Company or any Subsidiary. (e) Clawback Policy; Recoupment. Notwithstanding any other provision of this Agreement to the contrary, any RSUs granted under this Agreement (including any amounts or benefits arising from or Shares issued with respect to such RSUs) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, Accounting Restatement Clawback Policy, or any other clawback policy implemented by the Company, as each may be amended from time to time (the “Policies”).

8 The Participant agrees and consents to the Company’s (and/or any Subsidiary’s) application, implementation and enforcement of (i) the Policies or any similar policy established by the Company and/or any Subsidiary that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company and/or any Subsidiary may take such actions as are necessary to effectuate the Policies, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. The Company’s (and/or any Subsidiary’s) rights under the Policies shall be in addition to, and not in substitution of, the Company’s (and/or any Subsidiary’s) rights under this Agreement or otherwise and, in all events, the terms of the Policies shall prevail to the extent that the terms of the Policies conflict with this Agreement or any other plan, program, agreement or arrangement. 8. Section 409A of the Code. (a) It is intended that this Agreement shall comply with Section 409A of the Code and any regulations and guidelines issued thereunder (collectively, “Section 409A”) to the extent this Agreement is subject thereto. This Agreement shall be interpreted on a basis consistent with such intent. (b) If any payments or benefits provided to the Participant under this Agreement are non-qualified deferred compensation subject to, and not exempt from, Section 409A, the following provisions shall apply to such payments and/or benefits: (i) For payments and benefits triggered by termination of employment, reference to the Participant’s “termination of employment” (and corollary terms) shall be construed to refer to the Participant’s “separation from service” (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) in tandem with the termination of employment. (ii) If a Participant has a “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) and is deemed at that time to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), any payment in settlement of an RSU that is triggered by such separation from service shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of “separation from service” and (ii) the date of the Participant’s death as required to comply with Section 409A(a)(2)(B) of the Code. Any other payments shall be paid in accordance with the normal payment dates specified herein. Any settlement that is not triggered by a separation from service shall be unaffected by the six (6)-month delay rule. (iii) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. (iv) Except as specifically permitted in this Agreement, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder (without any direct or indirect election on the part

9 of the Participant), in accordance with the provisions of Treas. Reg. Section 1.409A-3(j)(4), including to pay employment-related taxes under Section 4 due to the vesting of RSUs. (v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment of deferred compensation be subject to offset by any other amount unless otherwise permitted by Section 409A. (c) Each RSU shall be treated as a separate “payment” for purposes of Section 409A of the Code. (d) If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the Participant and the Company agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Company in good faith to act, pursuant to this Section 8, shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A. The Company does not make any representations as to the personal income tax treatment of any payments or other benefits provided to the Participant. 9. Nature of Grant. In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if RSUs have been granted in the past; (c) all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company; (d) the Participant is voluntarily participating in the Plan; (e) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation; (f) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments; (g) unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

10 (h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); and (j) neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of RSUs or the subsequent sale of any Shares acquired upon settlement. 10. Miscellaneous Provisions. (a) No Service or Employment Rights. No provision of this Agreement or of the RSUs granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary. (b) Plan Document Governs. The RSUs are granted pursuant to the Plan, and the RSUs and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan. (c) Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and procedures as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. (d) Use of Personal Data. By accepting or executing this Agreement, the Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer

11 the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan. (e) Severability. If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not), and that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement, or the validity or enforceability in other jurisdictions of that or any other provision of this Agreement. (f) Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time. (g) Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Chief Legal Officer, General Counsel & Corporate Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address (including any electronic mail address) as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time. The Participant hereby consents to electronic delivery of any notices that may be made hereunder. (h) Acknowledgments. The Participant acknowledges that the Participant has been provided 14 calendar days within which to consider this Agreement. If the Participant elects not to take the entire 14 calendar days to consider this Agreement, the Participant has done so voluntarily. The Participant further acknowledges that the Participant was advised in writing that the Participant has the right to consult with an attorney before signing this Agreement. (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument. (j) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors and no consent is required from the Participant for such assignment. (k) Securities Matters. Subject to Section 409A, the Company shall not be required to deliver any Shares until the requirements of any U.S. federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

12 (l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines, in its sole discretion, it is necessary or advisable to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to): (i) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing; (ii) require the immediate amendment, suspension or termination of the Plan (including this Agreement); or (iii) if advisable due to local law requirements, determine to pay any RSUs in cash. If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may restrict the methods of exercise available such that, for example, you may be required to immediately sell all Shares underlying the settled RSUs and will receive only the sale proceeds less any applicable Tax-Related Items. (m) Cooperation; Repatriation and Compliance Obligations. The Participant agrees to cooperate with the Company and the Employer in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement. Further, the Participant agrees to repatriate all payments attributable to the RSUs in accordance with local foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Employer, the Company and its Subsidiaries as may be required to allow the Employer, the Company and its Subsidiaries to comply with applicable law in the Participant’s country of residence (and country of employment, or if the Participant is otherwise subject to tax in respect of this Agreement, in such country, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, or if the Participant is otherwise subject to tax in respect of this Agreement, in such country, if different). (n) Non-U.S. Addendum. Notwithstanding any provisions in this Agreement to the contrary and to the extent applicable, the RSUs shall be subject to any special terms and conditions set forth in Appendix B, the Non-U.S. Addendum to this Agreement, for the Participant’s country of residence (and country of employment or service, or if the Participant is otherwise subject to tax in respect of this Agreement, in such country, if different). Moreover, if the Participant relocates to another country, any special terms and conditions for such country will apply to the Participant, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Non-U.S. Addendum in Appendix B constitutes part of this Agreement. (o) English Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13 (p) Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. (q) Change in Position. If the Company and/or its Subsidiaries changes the Participant’s position or title with the Company and its Subsidiaries, or transfers the Participant from one affiliate to another, this Agreement and any obligations hereunder will remain in force. (r) Protection for Affiliates and Subsidiaries. This Agreement is intended to benefit the Company and its Subsidiaries and affiliates for which Participant performs services, for which Participant has customer contact or about which Participant receives Confidential Information. Therefore, the Company, any of its Subsidiaries or affiliates that may be adversely affected by a breach may enforce this Agreement regardless of which entity actually employs the Participant at the time. (s) Governing Law; Venue. This Agreement and the RSUs granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the U.S. State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The parties further agree that any legal proceeding arising out of or relating to this Agreement, the RSUs granted hereunder and any Exhibit will be brought exclusively in any state or federal court of competent jurisdiction located within the State of Delaware and will not be commenced or maintained in any other court. (t) Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction. (u) Amendment. Any amendment to this Agreement shall be in writing and signed by an executive officer of the Company or the VP, Rewards. (v) Headings and Construction. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. (w) No Vested Right in Future Awards. The Participant acknowledges and agrees (by accepting or executing this Agreement) that the granting of RSUs under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further restricted stock units or other awards in the future.

14 IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has electronically accepted this Agreement through the Company’s electronic delivery and acceptance process operated by Merrill as of the day and year first above written. ZEBRA TECHNOLOGIES CORPORATION By: Name: William J. Burns Title: Chief Executive Officer

A-1 Appendix A Restrictive Covenants The Participant is or will be employed by the Company or one of its Subsidiaries and is receiving an equity award under the terms of this Agreement. The Participant understands that during the Participant’s employment with the Company and its Subsidiaries, the Participant will have access to the Company’s and its Subsidiaries’ confidential information and key business relationships. The Participant agrees, therefore, that the following restrictions are reasonable and necessary to protect the interests of the Company and its Subsidiaries: 1. Protection of Confidential Information. (a) Definition of Confidential Information. The term “Confidential Information” means any information about the Company’s and its Subsidiaries’ business or its employees that is not generally known to the public. Examples of Confidential Information include, but are not limited to, information about: customers, vendors, pricing and costs, business strategies and plans, financial data, technology, and business methods or processes used or considered by the Company and/or its Subsidiaries. (b) Nondisclosure and Prohibition against Misuse. During the Participant’s employment, the Participant will not use or disclose any Confidential Information, without the Company’s prior written permission, for any purpose other than performance of the Participant’s duties for the Company and its Subsidiaries. (c) Non-Disclosure and Return of Property Upon Termination. After termination of the Participant’s employment, the Participant will not use or disclose any Confidential Information for any purpose. Immediately upon the Participant’s termination, the Participant will return any Confidential Information in the Participant’s possession to the Company. If the Participant has Confidential Information that has been saved or transferred to any device not owned by the Company and/or its Subsidiaries, the Participant will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device. 2. Protection of Company Interests. (a) Definitions. (i) “Competing Products” means products or services sold by the Company and/or its Subsidiaries, or any prospective product or service the Company and/or its Subsidiaries took steps to develop, upon which Participant worked or about which Participant is knowledgeable, during the twenty-four (24) months preceding the termination of the Participant’s employment; (ii) “Restricted Territory” means the geographic territory in which the Participant performs services on behalf of the Company and/or its Subsidiaries during the twenty-four (24) months preceding the termination of the Participant’s employment.

A-2 (b) Non-Competition. During the Participant’s employment and for twelve (12) months after termination of the Participant’s employment, the Participant will not directly or indirectly, on behalf of the Participant or in conjunction with any other person or entity: (i) finance, invest in, or own any business (other than less than three percent (3%) ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; (ii) work in the Restricted Territory for any person or entity that sells Competing Products, in any role: (1) that is the same as or similar to any position the Participant held with the Company and its Subsidiaries during the twenty-four (24) months preceding the termination of the Participant’s employment, or (2) that may cause the Participant to inevitably rely upon or disclose the Company’s and/or its Subsidiaries’ Confidential Information. (c) Non-Solicitation of Customers and Employees. During the Participant’s employment and for twelve (12) months after termination of the Participant’s employment, the Participant will not directly or indirectly, on behalf of the Participant or in conjunction with any other person or entity: (i) solicit or accept business from any customer or prospective customer of the Company and/or its Subsidiaries with whom the Participant had contact during the last twenty-four (24) months of the Participant’s employment or about whom the Participant had any Confidential Information, if the products or services that customer intends to purchase are similar to products or services offered by the Company and/or its Subsidiaries; (ii) solicit or hire any employee or independent contractor of the Company and/or its Subsidiaries, who worked for the Company and/or its Subsidiaries during the six (6) months preceding termination of the Participant’s employment and with whom the Participant had contact during the last twenty-four (24) months of the Participant’s employment or about whom the Participant had any Confidential Information, to work for the Participant or the Participant’s new employer. For purposes of this section, “solicit” means: (iii) Any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company and/or its Subsidiaries, regardless of who initiates contact; (iv) Any comments, conduct or activity that would influence an employee’s or independent contractor’s decision to resign employment with the Company and/or its Subsidiaries or accept employment with the Participant’s new company, regardless of who initiates contact. 3. State Specific Addendum. For Participants residing or working in the state(s) in Exhibit 1, the provisions in Paragraph 2 will be subject to state-specific law(s) as set forth in Exhibit 1 and as otherwise required by applicable law, which are incorporated into this Agreement.

A-3 4. Limitations on Confidentiality. The Participant understands that the foregoing confidentiality provisions do not prohibit the Participant from providing truthful information in good faith to any federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation. Nothing in this Agreement prohibits the Participant from engaging in legally protected conduct, including reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant understands that the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant also understands that if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if (a) the Participant files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. 5. Certifications. By executing this Agreement, which includes the Restrictive Covenants set forth in this Appendix A, the Participant certifies that the Participant: (a) has not and will not use or disclose to the Company or its Subsidiaries any confidential information and/or trade secrets belonging to others, including the Participant’s prior employers; (b) will not use any prior inventions made by the Participant and which the Company and its Subsidiaries is not legally entitled to learn of or use; and (c) is not subject to any prior agreements that would prevent the Participant from fully performing the Participant’s duties for the Company and its Subsidiaries.

A-4 Exhibit 1 to Appendix A CALIFORNIA For Participants residing in California at the time of execution of this Agreement, Paragraphs 2.b and c of Appendix A and Paragraph 10(s) of this Agreement will not apply. COLORADO For Participants residing in Colorado at the time of execution of this Agreement, Paragraph 2.b does not apply unless the Participant who, at the time the covenant not to compete is entered and at the time it is enforced, earns an annualized amount equal to $130,014 as of 2026 (which is adjusted on a yearly basis). Paragraph 2.c does not apply unless the Participant who, at the time the covenant not to solicit is entered and at the time it is enforced, earns an annualized amount equal to $78,008.40 as of 2026 (which is adjusted on a yearly basis). Participants in Colorado also receive the Notice regarding this Agreement. DISTRICT OF COLUMBIA The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that the Participant is a highly compensated employee. For more information about the Ban on Non- Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES). Paragraph 2.b does not apply to Participants earning less than $162,164 in 2026. This amount may increase each calendar year in an amount equal to the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area adjusted to the nearest whole dollar. GEORGIA For Participants residing in Georgia at the time of execution of this Agreement, Paragraph 2.c shall apply in the United States, which the Participant agrees is a reasonable geographic territory in which the Company does business. ILLINOIS For Participants residing in Illinois at the time of execution of this Agreement, Paragraph 2.b applies only if the Participant’s actual or expected annualized rate of earnings exceeds $75,000 per year (which statutorily increases every five years). Paragraph 2.c applies only if the Participant’s actual or expected rate of earnings exceeds $45,000 per year (which statutorily increases every five years).

A-5 LOUISIANA For Participants residing in Louisiana at the time of execution of this Agreement, Paragraphs 2.b and 2.c shall only apply to the parishes where the Participant performs work. MAINE For Participants residing in Maine at the time of execution of this Agreement, Paragraph 2.b does not take effect until 6 months after the date this Agreement was signed, or the Participant has been employed with the Company for 12 months, whichever is later. MARYLAND For Participants residing in Maryland at the time of execution of this Agreement, Paragraph 2.b does not apply if the Participant earns equal to or less than (a) $16 per hour; or (b) $49,920 annually. MASSACHUSETTS For Participants residing in Massachusetts at the time of execution of this Agreement, Paragraph 10(s) of this Agreement will not apply. The restriction set forth in Paragraph 2.b will not apply if the Participant is involuntarily terminated without cause. MINNESOTA For Participants residing in Minnesota at the time of execution of this Agreement, Paragraph 2.b will not apply. NEVADA For Participants residing in Nevada at the time of execution of this Agreement, Paragraph 2.b does not apply if the Participant is paid solely on an hourly wage basis, exclusive of any tips or gratuities. NEW HAMPSHIRE For Participants residing in New Hampshire at the time of execution of this Agreement, Paragraph 2.b does not apply if the Participant earns an hourly rate less than or equal to 200 percent of the federal minimum wage. NORTH DAKOTA For Participants residing in North Dakota at the time of execution of this Agreement, Paragraphs 2.b and c will not apply. OKLAHOMA For Participants residing in Oklahoma at the time of execution of this Agreement, Paragraph 2.b will not apply and Paragraph 2.c(1) will only apply to the extent that Paragraph

A-6 prohibits the Participant from directly soliciting the sale of goods, services or a combination of goods and services from the established customers of the Company. OREGON For Participants residing in Oregon at the time of execution of this Agreement, the Company shall provide a copy of this Agreement to the Participants at least two weeks before the Participant is subject to the Agreement. The Company also must provide the Participant a signed, written copy of the Agreement within 30 days after the date of termination of the Participant’s employment with the Company. Paragraph 2.b shall only apply if the total amount of the Participant’s annual gross salary and commissions, calculated on an annual basis, at the time of the Participant’s termination exceeds $119,541, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of the Participant’s termination. SOUTH DAKOTA For Participants residing in South Dakota at the time of execution of this Agreement, Paragraph 2.c shall apply in the United States, which the Participant agrees is a reasonable geographic territory in which the Company does business. VIRGINIA For Participants residing in Virginia at the time of execution of this Agreement, Paragraph 2.b does not apply if a Participant whose average weekly earnings, calculated by dividing the Participant’s earnings during the period of 52 weeks immediately preceding the date of termination of employment by 52, or if a Participant worked fewer than 52 weeks, by the number of weeks that the Participant was actually paid during the 52-week period, are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of § 65.2-500 of the Code of Virginia. WASHINGTON For Participants residing in Washington at the time of execution of this Agreement, Paragraph 10(s) of the Agreement will not apply and Paragraph 2(c)(i) shall apply only to the Company’s current customers. Further, if Participant’s employment is terminated as the result of a layoff, and the Company chooses to enforce the non-competition provisions set forth in Paragraph 2.b, then the Company will continue to pay the Participant’s base salary for the duration of the period described in Paragraph 2.b, less any earnings the Participant has received from the Participant’s then-current employer. Paragraph 2.b and Paragraph 2(c)(i) related to accepting business shall only apply if the Participant’s earnings, when annualized, exceed $126,858.83 per year, to be adjusted for inflation.

A-7 WISCONSIN For Participants residing in Wisconsin at the time of execution of this Agreement, Paragraph 2.c shall apply in the United States, which the Participant agrees is a reasonable geographic territory in which the Company does business. NO RESTRICTIONS ON RIGHT TO PRACTICE LAW Paragraph 2 will not prohibit a Participant from engaging in the practice of law, and will be interpreted to comply with the American Bar Association Model Rule 5.6 and/or any applicable state counterpart.

B-1 Appendix B ADDENDUM TO THE RESTRICTED STOCK UNIT AGREEMENT FOR PARTICIPANTS OUTSIDE THE UNITED STATES In addition to the terms of the Plan and this Agreement, the RSUs are subject to the following additional terms, conditions and provisions (this “Non-U.S. Addendum”). All capitalized terms as contained in this Non-U.S. Addendum shall have the same meaning as set forth in the Plan and/or the Agreement. Pursuant to Section 10(n) of the Agreement, if the Participant works or resides in a country reflected in this Non-U.S. Addendum or transfers residence and/or employment or service to a country reflected in this Non-U.S. Addendum, the special terms, conditions and provision for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms, conditions and provisions is necessary for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). Terms and Conditions Applicable to All Non-U.S. Jurisdictions This Non-U.S. Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to a Participant who is working or residing in the countries listed below and that may be material to such Participant’s participation in the Plan. However, foreign exchange regulations and other local laws are often complex and subject to frequent change. As a result, the Company strongly recommends that the Participant should not rely on the information in this Non- U.S. Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest, or a cash payment is made in settlement of the RSUs. In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and none of the Company or its Subsidiaries are in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to obtain appropriate professional advice as to how the relevant laws in the Participant’s country of residence and/or work may apply to the Participant’s situation prior to accepting an award. If the Participant is a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which he or she is currently working and/or residing, transfers to another country after the date of grant of the award, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to such Participant. The settlement of any RSUs must comply with all applicable laws and regulations governing such RSUs including, without limitation, the laws and regulations of the Participant’s country of residence, work or citizenship, and the RSUs will not be settled if the Company determines that such settlement would not be in material compliance with such laws and regulations. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and this Agreement. This Non-U.S. Addendum forms part of this Agreement and should be read in conjunction with this Agreement and the Plan.

B-2 Additional Acknowledgements. None of the Company or its Subsidiaries is providing any tax, legal or financial advice or making any recommendations regarding the Participant’s participation in the Plan or the grant, vesting or settlement of the Participant’s RSUs. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan. Terms and Conditions Applicable to All EU/EEA Jurisdictions and the United Kingdom Data Privacy. As communicated in the Company’s Software Privacy Policy (available at the following link: https://www.zebra.com/us/en/about-zebra/company-information/legal/privacy- statement.html) as updated from time to time. Data Collection and Usage. The Company collects, processes and uses personal data about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s Employer. In order for the Participant to participate in the Plan, the Company will collect his or her personal data for purposes of allocating RSUs and the Shares underlying the RSUs and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests. Stock Plan Administration and Service Providers. The Company may transfer the Participant’s data to one or more third party stock plan service providers based in the United States (“U.S.”), which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Participant to receive the RSUs and/or the Shares underlying the RSUs. The Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s). International Data Transfers. The Participant’s personal data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Company’s legal basis for the transfer of the Participant’s data to the U.S. is that it is authorized by the Company’s participation in the EU-U.S. Privacy Shield and/or its use of the standard data protection clauses adopted by the EU Commission. Data Retention. The Company will use the Participant’s personal data only as long as necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s personal data, which will generally be seven (7) years after the Participant participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations. Data Subject Rights. The Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based,

B-3 such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources department. BRAZIL Compliance with the Law. By accepting the RSUs, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items. Shares will not be offered or sold in Brazil, except in circumstances that do not characterize a public offer or unauthorized distribution of securities in Brazil, in accordance to Brazilian Federal Law 6,385, of December 7, 1976, as amended, and Exchange Commission (Comissão de Valores Mobiliários - CVM) Resolution 160, of July 13, 2022, as amended. The Participant should consult his or her own counsel and advisors and/or make his or her own assessment of the legal and tax impacts and the risks of acquiring the Shares. Nature of Grant. This provision supplements Section 9 (“Nature of Grant”) of the Agreement: By accepting the RSUs, the Participant agrees that (i) the Participant is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant. Definitions. Notwithstanding anything else contained in this local addendum: “Disability” shall mean: “any situation of invalidity or incapacity of the Participant, duly declared by the Social Security Bureau (“INSS”), that substantially prevents him/her from fulfilling employment duties as he/she did prior to the event that caused such situation”; and “Cause” shall mean: “any reason and/or cause such as to justify termination of employment as per article 482 of the Brazilian Labor and Employment Code (“CLT”), which include: violation of Company secrets; direct order disobedience, non-compliance with the company’s internal rules and policies, among others.” Capitalized terms not defined in this local addendum shall have the meanings assigned to them in the Agreement. Notifications. Notwithstanding anything else contained in this Agreement: (a) Foreign Asset/Account Reporting Notification. The outflow of funds from Brazil to abroad and the inflow of funds from abroad to Brazil require the closing of a foreign exchange transaction with a Brazilian entity authorized by the Central Bank of Brazil to operate in the foreign exchange market. The Participant hereby represents and acknowledges that if he or she is resident or domiciled in Brazil and he or she holds assets and rights outside Brazil with an aggregate value exceeding USD $1,000,000, they may be subject to preparing and submitting to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported

B-4 include shares acquired or the receipt of any dividends or dividend equivalents paid under the Plan. Please note that the USD $1,000,000 threshold may be changed annually and that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement. (b) Tax Notification. The Participant hereby represents and acknowledges that payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of Shares) and the conversion of USD into BRL associated with such fund transfers may be subject to tax on financial transactions. It is the Participant’s responsibility to comply with any applicable tax on financial transactions arising from their participation in the Plan. The Participant should consult with their personal tax advisor for additional details. Moreover, the sale of shares may trigger capital gains taxation, which is the Participant’s sole responsibility to notify and disclose to Brazilian authorities and collect any taxes due. Risk Factor. By accepting the RSUs, the Participant hereby represents and acknowledges that the grant of Shares involves a degree of risk. If the Participant elects to participate in the Plan, the Participant should monitor their participation and consider all risk factors relevant to the vesting or delivery of Shares under the Plan as set out in this Agreement. Data Privacy. For data privacy laws purposes, the Company is the controller of the processing of the Participant’s personal data. The Participant’s personal data will be processed according to the Company’s Privacy Policy (available at the following link: https://www.zebra.com/us/en/about- zebra/company-information/legal/privacy-statement.html). Please be aware that the Participant has a number of rights under data privacy laws in Brazil. The Participant’s rights may include the right to: (i) request access or copies of personal data the Company processes; (ii) rectification of incorrect, inaccurate or outdated data; (iii) portability of data; (iv) to lodge complaints with competent authorities in the Participant’s country; (v) confirm the existence of the processing; (vi) anonymization, blocking, or elimination of data that is unnecessary, excessive, or processed noncompliant with the applicable laws; (vii) to withdraw consent (if consent is requested), as well as to receive information on the possibility of not providing consent and the effects of consent denial; (viii) receive information about the data processing, including data sharing with third parties; (ix) review of decisions taken solely on the basis of automated processing. To receive clarification regarding the Participant’s rights or to exercise his or her rights please contact the Company at privacy@zebra.com. The Company’s legal basis for the processing of the Participant’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests. The Participant’s personal data may be transferred from the Participant’s country to other countries, where the Company and its service providers are based. The Company undertakes to comply with the international data transfer mechanisms established by Brazilian data protection law.

B-5 Additional Terms. (a) Dispute Resolution: Any and all disputes, controversies and claims between or among the parties and the Participants subject to the provisions of this local addendum and arising under, relating to or in connection with the Agreement thereunder, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of the Agreement thereunder, or the arbitrability of any dispute, controversy or claim, brought by a Participant subject to the provisions of this local addendum or the Company or any of its affiliates shall be settled by arbitration in the U.S. State of Delaware, in accordance with the rules of the U.S. State of Delaware. Any reward rendered therein shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court of competent jurisdiction. In the conduct of the arbitral proceedings, the parties may stipulate that: (a) the language of the arbitration shall be English; (b) there shall be one (1) arbitrator; (c) the appointing authority may, based on mutual agreement, be chosen by the parties or in the absence of such agreement, the court may designate an appointing authority. (b) Disability: For the Participants with an employment relationship subject to the provisions of this local addendum and Section 2(b)(i) of this Agreement, a permanent disability will not imply the termination of the employment relationship in Brazil, in which case the Participant’s employment contract will be suspended. Despite that, in such case, Section 2 will apply. (c) Retirement: For the Participants with an employment relationship subject to the provisions of this local addendum and Section 2(b)(ii) of this Agreement, the retirement is not a form of termination of the employment contract. Therefore, for employees, the form of termination that will regulate the eligibility to this Agreement. Despite that, in such case, Section 2 will apply. (d) Notice Period: For the Participants with an employment relationship subject to the provisions of this local addendum and Section 2(b)(v) of this Agreement, the notice period will be applicable to the extent permitted by applicable law. (e) Garden Leave: For the Participants with an employment relationship subject to the provisions of this local addendum and Section 2(b)(v) of this Agreement, the garden leave will not be applicable. Additional Acknowledgements. The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of the RSUs even if RSUs have been granted repeatedly in the past and does not constitute part of the Participant’s compensation under employment relationship, service agreement or any other type of contract executed with the Participant. INDIA 1. Settlement of RSUs. The Participant acknowledges that under the Indian exchange control regulations, a resident individual, who is an employee or a director, of an office in India or branch of the Company or a subsidiary in India of the Company or of an Indian entity in which the Company has direct or indirect equity holding, may acquire, without limit, RSUs under the Plan,

B-6 provided that the issue of RSUs under such Plan are offered by the Company, globally on a uniform basis. It is hereby clarified as follows: (i) “indirect equity holding”, in this paragraph, shall mean indirect foreign equity holding through a special purpose vehicle or step down subsidiary. (ii) The Plan means any compensation or incentive given to the directors or employees of Indian entity which gives such directors or employees ownership interest in the Company through such Plan. 2. Exchange Control Information. The Participant acknowledges that due to Indian exchange control regulations, the proceeds from the sale of Shares acquired on settlement of RSUs and any dividends received in relation to such Shares must be repatriated to India within a period of time as required under applicable regulations. The Participant will receive a foreign inward remittance certificate (the “FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Indian Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India in relation to settlement and consequent subscription of Shares. Additionally, the Participant agrees to provide any information that may be required by the Company or the Indian Employer to make any applicable filings under exchange control regulations in India. 3. Compliance of Indian Employer. On acquisition or divestment of Shares or reinvestment of proceeds from such sale, the Participant agrees to provide to the Indian Employer in due time, true and accurate details regarding all such acquisition or divestment of Shares, to the extent required by the Indian Employer in order to comply with applicable Indian laws, subject to any confidentiality obligations applicable on the Participant. It is hereby clarified that the Participant also permits the Indian Employer to disclose such information to an authorized dealer bank, Reserve Bank of India or any other regulatory authority, to comply with the Indian Employer’s reporting obligations under the Indian exchange control laws or any other laws applicable at that point in time. 4. Foreign Asset/Account Reporting Information. Indian tax residents are required to declare any foreign bank accounts and financial assets (including shares acquired under the Plan) in their annual income-tax return. The Participant should consult with Participant’s personal tax advisor to determine the Participant’s reporting requirements with respect to the Shares acquired under the Plan and neither the Company nor the Indian employer employing such Participant has any responsibility for such reporting or will not be liable for any monetary tax / interest / penalty etc. imposed on the Participant for non-disclosure / non-reporting etc. 5. Share Valuation for Perquisite Taxation. The amount subject to perquisite tax in the hands of employees will be the fair market value (“FMV”) determined by the category I merchant banker registered with Securities and Exchange Board of India (“SEBI”) established under section 3 of the Securities and Exchange Board of India Act, 1992, as on date of settlement of RSUs or a date earlier than the settlement date of RSUs but not later than 180 days from such settlement date.

B-7 The Company or Indian Employer has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law. 6. Data Privacy. The Participant acknowledges that, during the term of their employment, personal information, including sensitive personal data or information, in relation to them may be shared by their Indian Employer with and held by the Company and any of the Affiliates, and passed onto a third party advisor, administrator and/or future purchaser of the Company or any of the Affiliates for the purposes of the operation or administration of the Plan. 7. Tax Withholding – In a case wherein the RSUs lapsed or are reversed subsequent to the vesting, and the tax has already been withheld and deposited by the Company at the time of vesting, the Company is under no obligation to reverse or adjust such withholding amount deducted from the employee. MEXICO Plan Document Acknowledgement By accepting the RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, including this local addendum, which the Participant has reviewed. The Participant acknowledges further that he or she accepts all the provisions of the Plan and the Agreement, including this local addendum. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 9 (“Nature of Grant”) in the Agreement, which clearly provides as follows: (1) The Participant’s participation in the Plan does not constitute an acquired right; (2) The Plan and the Participant’s participation in it are offered by the Company on a wholly discretionary basis; (3) The Participant’s participation in the Plan is voluntary; and (4) No member of the Company group is responsible for any decrease in the value of any Shares acquired at vesting and settlement of the RSUs. Labor Law Policy and Acknowledgment By accepting the RSUs, the Participant expressly recognizes that the Company, with registered offices at 3 Overlook Point, Lincolnshire, Illinois 60069, United States of America, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Participant and the Company, as the Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is Zebra Technologies Enterprise de Mexico, S. de R.L. de C.V. (“Zebra Mexico”), located at Jose Vasconcelos 105 int 201 Piso 2, Col Hipodromo Condesa, Cuauhtemoc, Ciudad de Mexico, DF, 06170, Mexico. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the employer, Zebra Mexico, and do not form part of the employment conditions and/or benefits provided by Zebra Mexico, and any

B-8 modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment. The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant. Any modification of the Plan and/or this Agreement or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment. Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, and its subsidiaries, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise. Securities Law Notification. The RSUs granted, and any Shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to the Participant because of the Participant’s existing relationship with the Company and any Subsidiary, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Zebra Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred. Tax Liability. In accordance with the Mexican Income Tax Law, any income obtained by Mexican resident individuals from a grant by their employer, or any related party to the employer, of shares issued by the employer, or any related party to the employer, at no cost, or at a discount (with respect to their market value at the vesting date), is considered salary income. The taxable income is determined based on the market value of the shares at the vesting date. Any price or premium paid by the employee shall be deducted. The net income will be subject to the ordinary progressive income tax rate. Tax Withholding. In accordance with the Mexican Income Tax Law, Mexican resident entities acting as employers are obligated to withhold income tax from all salary payments to their employees, including any income derived from granting shares, such as the RSUs. Thus, the Mexican employer will be obligated to withhold income tax from the employee with respect to any taxable income derived from the grant of RSUs. Therefore, as a condition precedent to the issuance or delivery of any RSUs pursuant to grant made hereunder, any taxes and/or social security contributions which may be required to be withheld or paid as a result of, in connection with or with respect to the grant, issue, vesting or exercise of such award (as applicable) (the “Required Tax Payment”). The Company shall not be required to issue, deliver or release any

B-9 RSUs pursuant to a grant until such withholding is applied by the Employer. Such withholding may be applied, at the sole discretion of the Company, by liquidating such amount of Shares which would otherwise be delivered to the holder having an aggregate Fair Market Value, determined as of the vesting date, equal to the Required Tax Payment, as is necessary to enable the Employer to satisfy any such obligation. Spanish Translation Reconocimiento del Documento del Plan Al aceptar las Acciones de Rendimiento, el Participante reconoce que ha recibido una copia del Plan y del Acuerdo, incluido este Anexo local para no estadounidenses, que el Participante ha revisado. El Participante reconoce además que acepta todas las disposiciones del Plan y del Acuerdo, incluido este Anexo local para no estadounidenses. El Participante también reconoce que ha leído y aprueba específica y expresamente los términos y condiciones establecidos en la Sección 9 (“Naturaleza de la Otorgamiento”) del Acuerdo, que establece claramente lo siguiente: (1) La participación del Participante en el Plan no constituye un derecho adquirido; (2) La Compañía ofrece el Plan y la participación del Participante en él de manera totalmente discrecional; (3) La participación del Participante en el Plan es voluntaria; y (4) Ningún miembro del grupo de la Compañía es responsable de ninguna disminución en el valor de las Acciones adquiridas en el momento de la adjudicación y liquidación de las Acciones de Rendimiento. Política y Reconocimiento de Derecho Laboral Al aceptar las Acciones de Desempeño, el Participante reconoce expresamente que la Compañía, con domicilio social en 3 Overlook Point, Lincolnshire, Illinois 60069, Estados Unidos de América, es la única responsable de la administración del Plan y que la participación del Participante en el Plan y la adquisición de Acciones no constituyen una relación laboral entre el Participante y la Compañía, ya que el Participante participa en el Plan de manera totalmente comercial y su único empleador es Zebra Technologies Enterprise de México, S. de R.L. de C.V. (“Zebra México”), ubicada en Jose Vasconcelos 105 int 201 Piso 2, Col Hipodromo Condesa, Cuauhtémoc, Ciudad de México, DF, 06170, México. Con base en lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pueda derivar de su participación en el mismo no establecen derecho alguno entre el Participante y el patrón, Zebra México, y no forman parte de las condiciones de empleo y/o beneficios que brinda Zebra México, y cualquier modificación del Plan o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de empleo del Participante. El Participante entiende además que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o descontinuar la participación del Participante en cualquier momento sin responsabilidad alguna para el Participante. Cualquier modificación del Plan y/o de este Acuerdo o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de empleo del Participante.

B-10 Finalmente, el Participante declara que no se reserva ninguna acción o derecho para interponer cualquier reclamación en contra de la Compañía por cualquier compensación o daños con respecto a cualquier disposición del Plan o los beneficios derivados del Plan, y por lo tanto, el Participante otorga una liberación completa y amplia a la Compañía, y sus subsidiarias, sucursales, oficinas de representación, accionistas, directores, funcionarios, empleados, agentes o representantes legales con respecto a cualquier reclamación que pueda surgir. Notificación de la Ley del Mercado de Valores. Las Acciones de Desempeño otorgadas, y cualesquiera Acciones adquiridas, conforme al Plan no han sido registradas en el Registro Nacional de Valores que lleva la Comisión Nacional Bancaria y de Valores de México y no pueden ser ofrecidas o vendidas públicamente en México. Además, el Plan, el Contrato y cualquier otro documento relacionado con las Acciones de Desempeño no pueden ser distribuidos públicamente en México. Estos materiales están dirigidos al Participante debido a la relación existente del Participante con la Compañía y cualquier Subsidiaria, y estos materiales no deben ser reproducidos o copiados en ninguna forma. La oferta contenida en estos materiales no constituye una oferta pública de valores, sino más bien constituye una colocación privada de valores dirigida específicamente a personas que son empleados actuales de Zebra México realizada de conformidad con las disposiciones de la Ley del Mercado de Valores de México, y ningún derecho bajo dicha oferta será cedido o transferido. Obligación Fiscal. De conformidad con la Ley del Impuesto sobre la Renta de México, se considera ingreso salarial cualquier ingreso obtenido por personas físicas residentes en México por el otorgamiento por su patrón, o cualquier parte relacionada con el patrón, de acciones emitidas por el patrón, o cualquier parte relacionada con el patrón, sin costo o con descuento (con respecto a su valor de mercado en la fecha de adjudicación). El ingreso gravable se determina con base en el valor de mercado de las acciones en la fecha de adjudicación. Cualquier precio o prima pagada por el empleado será deducible. El ingreso neto estará sujeto a la tasa progresiva ordinaria del impuesto sobre la renta. Retención de Impuestos. De conformidad con la Ley del Impuesto sobre la Renta de México, las personas físicas residentes en México que actúen como patrones están obligadas a retener el impuesto sobre la renta de todos los pagos de salarios a sus empleados, incluyendo cualquier ingreso derivado del otorgamiento de acciones, como las Acciones de Desempeño. Por lo tanto, el patrón mexicano estará obligado a retener el impuesto sobre la renta al empleado con respecto a cualquier ingreso gravable derivado del otorgamiento de Acciones de Desempeño. Por lo tanto, como condición precedente para la emisión o entrega de cualquier Acción de Rendimiento de conformidad con la concesión realizada en virtud del presente, cualquier impuesto y/o contribución a la seguridad social que pueda requerirse retener o pagar como resultado de, en relación con o con respecto a la concesión, emisión, adquisición o ejercicio de dicha concesión (según corresponda) (el “Pago de Impuestos Requerido”). La Compañía no estará obligada a emitir, entregar o liberar ninguna Acción de Rendimiento de conformidad con una concesión hasta que el Empleador aplique dicha retención. Dicha retención puede aplicarse, a discreción exclusiva de la Compañía, liquidando la cantidad de Acciones que de otro modo se entregarían al tenedor que tengan un Valor Justo de Mercado agregado, determinado a la fecha de adquisición, igual al Pago de Impuestos Requerido, según sea necesario para permitir que el Empleador cumpla con dicha obligación.

B-11 SINGAPORE Securities Law Notification. The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 272 or 273(1) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. The Participant should note that the RSUs are subject to section 257 of the SFA and hence the RSUs may not be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, unless such offer, sale or invitation is made (i) more than six (6) months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA. In addition, the Participant understands that he or she is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Singapore through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq. Notification under Section 309B(1) of the SFA The RSUs and Shares underlying the RSUs are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products). Director Notification Requirement. If the Participant is a director, alternate director, substitute director or shadow director1 of a Singapore Subsidiary, the Participant must notify the Singapore Subsidiary in writing within two (2) business days of (i) becoming the registered holder of or acquiring an interest (e.g., RSUs, Shares, etc.) in the Company or any Subsidiary, or becoming an alternate director, substitute director or shadow director (as the case may be), whichever occurs last, or (ii) any change in a previously disclosed interest (e.g., sale of Shares). If the Participant is the chief executive officer (“CEO”) of a Singapore Subsidiary and the above notification requirements are determined to apply to the CEO of a Singapore Subsidiary, the above notification requirements also may apply to the Participant. In addition, the Participant must give written notice to the Singapore Subsidiary of particulars of any change in respect of the prescribed particulars previously given in respect of the RSUs or Shares underlying the RSUs, including the consideration (if any) received as a result of the event giving rise to the change, upon say, a sale and transfer of the Shares, within 2 business days after the occurrence of the event giving rise to the change. There is no prescribed form for such disclosure, although in practice, the company secretary normally would prepare a formatted 1A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the directions or instructions of the individual.

B-12 disclosure form that requests the following information: equity award granted, number of shares acquired, description of consideration, if applicable, and the date of the transaction. A director shall be deemed to hold or have an interest or a right in or over any Shares of the Company referred to above if a family member of the director (not being himself or herself a director or chief executive officer of the Singapore Subsidiary), holds or has an interest or a right in or over those Shares, and any contract, assignment or right of subscription entered into, exercised or made by, or any grant made to, a family member of a director (not being himself or herself a director or chief executive officer of the Singapore Subsidiary) shall be deemed to have been entered into, made or exercised by, or a grant shall be deemed as having been made to, the director. A “family member” means the wife or husband, or a child (including stepson, adopted son, stepdaughter and adopted daughter) below the age of 18 years, of the director. Data Protection. The Participant acknowledges that their personal data as contained in each document and/or any other notice or communication given or received pursuant to the Plan, this Agreement and/or this local addendum, and/or which is otherwise collected from the Participant (or their authorised representatives) will be collected, used and disclosed by the Company and/or the Employer for the purposes of implementing and administering the Plan, facilitating their participation in the Plan, complying with any applicable laws, listing rules, take-over rules, regulations and/or guidelines, and all other purposes as may be informed to the Participant from time to time. By participating in the Plan, the Participant also consents to the collection, use and disclosure of their personal data for all such purposes, including disclosure of their personal data held by the Company and/or the Employer to any of their affiliates and/or to third party administrators who provide services to the Company and/or the Employer (whether within or outside Singapore), and to the collection, use and further disclosure by such persons of such personal data for such purposes. The Participant also warrants that where they disclose the personal data of third parties to the Company and/or the Employer in connection with the Plan, this Agreement and/or the terms of this local addendum, they have obtained the prior consent of such third parties for the Company and/or the Employer to collect, use and disclose their personal data for the aforementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Participant shall indemnify the Company and/or the Employer in respect of any penalties, liabilities, claims, demands, losses and damages as a result of their breach of this warranty. To the extent that the Participant withdraws any consent given in connection with the above, the Company and/or the Employer may use its discretion under this Plan to terminate the RSUs for no consideration. UNITED KINGDOM Payment of Taxes. This provision supplements Section 4 of the Agreement: Without limitation to Section 4 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs

B-13 (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax- Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf. Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs, as it may be considered to be a loan and, therefore, it may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 4 of the Agreement. * * * *